Exhibit 99.1

PondelWilkinson Inc.

2945 Townsgate Road, Suite 200

Westlake Village, CA 91361

Investor Relations	T	(310) 279 5980
Strategic Public Relations	W	www.pondel.com

	CONTACTS:	Rodney C. Sacks
Chairman and Co-Chief Executive Officer
(951) 739-6200
NEWS
RELEASE		Hilton H. Schlosberg
Vice Chairman and Co-Chief Executive Officer
(951) 739-6200

Roger S. Pondel / Judy Lin
PondelWilkinson Inc.
(310) 279-5980

MONSTER BEVERAGE REPORTS 2023 FIRST QUARTER RESULTS

-- Record First Quarter Net Sales Rise 11.9 Percent to $1.70 Billion --

-- Net Sales, Adjusted for Adverse Changes in Foreign Currency of $52.0 Million, Rise 15.3 Percent –

-- Gross Margin Percentages Continue to Increase on a Quarterly Sequential Basis --

-- First Quarter Operating Income Increases 21.4 Percent to $485.1 Million --

Corona, CA – May 4, 2023 – Monster Beverage Corporation (NASDAQ: MNST) today reported financial results for the three-months ended March 31, 2023.

The Company achieved record first quarter net sales of $1.70 billion in the 2023 first quarter, up 11.9 percent, from net sales of $1.52 billion in the 2022 comparable period. Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the 2023 first quarter of $52.0 million. Net sales on a foreign currency adjusted basis increased 15.3 percent for the 2023 first quarter.

The Company implemented pricing actions in the United States and certain other international markets in 2022 and continued to implement price increases in certain international markets in the first quarter of 2023, all of which positively impacted gross profit margins.

Gross profit as a percentage of net sales increased on a sequential quarterly basis to 52.8 percent in the 2023 first quarter, from 51.8 percent in the 2022 fourth quarter and 51.3 percent in the 2022 third quarter.

Gross profit as a percentage of net sales, excluding gross profit for the Company’s Alcohol Brands segment, increased on a sequential quarterly basis to 53.6 percent in the 2023 first quarter, from 52.5 percent in the 2022 fourth quarter and 51.9 percent in the 2022 third quarter.

First Quarter Results

Net sales for the 2023 first quarter increased 11.9 percent to $1.70 billion from $1.52 billion in the comparable period last year. Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the 2023 first quarter of $52.0 million. Net sales on a foreign currency adjusted basis increased 15.3 percent in the 2023 first quarter.

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Monster Beverage Corporation
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Net sales for the Company’s Monster Energy® Drinks segment, which primarily includes the Company’s Monster Energy® drinks, Reign Total Body Fuel® high performance energy drinks and Reign Storm® Total Wellness energy drinks, increased 11.2 percent to $1.56 billion for the 2023 first quarter, from $1.40 billion for the 2022 first quarter. Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the Monster Energy® Drinks segment of approximately $49.0 million for the 2023 first quarter. Net sales on a foreign currency adjusted basis for the Monster Energy® Drinks segment increased 14.6 percent in the 2023 first quarter.

Net sales for the Company’s Strategic Brands segment, which primarily includes the various energy drink brands originally acquired from The Coca-Cola Company, as well as the Company’s affordable energy brands, decreased 6.7 percent to $86.4 million for the 2023 first quarter, from $92.6 million in the 2022 first quarter. Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the Strategic Brands segment of approximately $3.0 million for the 2023 first quarter. Net sales on a foreign currency adjusted basis for the Strategic Brands segment decreased 3.5 percent in the 2023 first quarter.

Net sales for the Alcohol Brands segment which is comprised of The Beast UnleashedTM, as well as the various craft beers and hard seltzers purchased as part of the CANarchy transaction on February 17, 2022, increased 204.4 percent to $46.3 million for the 2023 first quarter, from $15.2 million in the 2022 first quarter.

Net sales for the Company’s Other segment, which includes certain products of American Fruits and Flavors, LLC, a wholly owned subsidiary of the Company, sold to independent third-party customers (the “AFF Third-Party Products”), decreased 22.2 percent to $4.6 million for the 2023 first quarter, from $5.9 million in the 2022 first quarter.

Net sales to customers outside the United States increased 12.6 percent to $622.9 million in the 2023 first quarter, from $553.4 million in the 2022 first quarter. Such sales were approximately 37 percent of total net sales in the 2023 first quarter. Net sales to customers outside the United States, on a foreign currency adjusted basis, increased 21.9 percent in the 2023 first quarter.

Gross profit as a percentage of net sales for the 2023 first quarter was 52.8 percent, compared with 51.1 percent in the 2022 first quarter. The increase in gross profit as a percentage of net sales was primarily the result of pricing actions, decreased freight-in costs and decreased aluminum can costs.

Operating expenses for the 2023 first quarter were $412.8 million, compared with $377.2 million in the 2022 first quarter.

Operating expenses as a percentage of net sales for the 2023 first quarter were 24.3 percent, compared with 24.8 percent in the 2022 first quarter.

Distribution expenses for the 2023 first quarter were $76.3 million, or 4.5 percent of net sales, compared with $81.4 million, or 5.4 percent of net sales, in the 2022 first quarter.

Selling expenses for the 2023 first quarter were $149.0 million, or 8.8 percent of net sales, compared with $130.3 million, or 8.6 percent of net sales, in the 2022 first quarter.

General and administrative expenses for the 2023 first quarter were $187.4 million, or 11.0 percent of net sales, compared with $165.4 million, or 10.9 percent of net sales, for the 2022 first quarter. Stock-based compensation was $16.1 million for the 2023 first quarter, compared with $16.3 million in the 2022 first quarter.

Operating income for the 2023 first quarter was $485.1 million, compared with $399.5 million in the 2022 first quarter.

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Monster Beverage Corporation
3-3-3

The effective tax rate for the 2023 first quarter was 20.1 percent, compared with 25.0 percent in the 2022 first quarter. The decrease in the effective tax rate was primarily attributable to the increase in the stock compensation deduction in the 2023 first quarter.

Net income for the 2023 first quarter increased 35.1 percent to $397.4 million, from $294.2 million in the 2022 first quarter. Net income per diluted share for the 2023 first quarter increased 36.6 percent to $0.38, from $0.27 in the first quarter of 2022.

Hilton H. Schlosberg, Vice Chairman and Co-Chief Executive Officer, said: “The energy drink market continues to expand on a global basis. We are pleased to report another quarter of continued revenue growth with record sales for our first fiscal quarter, although the quarter was again adversely impacted by the strength of the United States dollar.

“Gross profit margin percentages continued to increase on a sequential quarterly basis, primarily as a result of pricing actions, decreased freight-in costs and decreased aluminum can costs, as well as the moderation of certain other challenges in our supply chain. The increases in certain ingredients and other input costs, as well as co-packing fees, remain challenging.

“Internationally, certain price increases were implemented during the 2023 first quarter, with additional price increases planned in a number of other markets during the remainder of the year. In certain markets, such increases are in addition to price increases implemented in 2022. In the United States, we took an additional price increase on our 18.6 oz and 24 oz energy drinks, effective April 1, 2023.

“We are proud to record market leadership for our portfolio of brands in a number of international markets.

“We are also planning to transition the Monster brand to the Coca-Cola distribution system in the Philippines,” Schlosberg added.

Rodney C. Sacks, Chairman and Co-Chief Executive Officer, said: “We had a very active first quarter with new product innovation launches.  In the United States, we launched Monster Energy® Zero Sugar nationally at retail in January, as well as Monster Energy® Ultra Strawberry Dreams, Monster® (stylized) Reserve Kiwi Strawberry, Monster Energy® Nitro Cosmic Peach and Java Monster® Caffe Latte in the quarter. In March, we launched Reign Storm®, which is positioned as a total wellness energy drink, in 12 oz sleek cans at retail in four flavors, to address a compelling opportunity in the energy drink category.

“During the first quarter, we initially launched our first flavored malt beverage alcohol product, The Beast Unleashed™ in six states. The Beast Unleashed™ contains six percent alcohol by volume and is available in four flavors. We are pleased with the early results of the launch and are continuing to expand distribution into additional markets, with the goal of being national by the end of the year.  In addition, towards the end of the first quarter, we commenced our phased launch of Monster® Tour Water™, a pure unflavored water line, in still and sparkling variants, in certain targeted accounts in the United States.

“In EMEA, as part of an ongoing pan-EMEA launch, we commenced distribution of Monster Energy® Lewis Hamilton 44 Zero Sugar. We also launched Fury, one of our affordable energy brands, in Egypt in the quarter.

“Our innovation pipeline of both alcoholic and non-alcoholic beverages continues to be robust,” Sacks added.

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Monster Beverage Corporation
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Share Repurchase Program

No shares of the Company’s common stock were repurchased during the 2023 first quarter under previously authorized repurchase programs. As of May 4, 2023, approximately $682.8 million remained available for repurchase under the previously authorized repurchase programs.

Treasury Stock Retirement

On March 10, 2023, the Company retired 170.0 million shares (stock split adjusted) of treasury stock owned by the Company. The retired stock had a carrying value of approximately $4.69 billion. The Company’s accounting policy upon the formal retirement of treasury stock is to deduct its par value from common stock and to reflect any excess of cost over par as a deduction from retained earnings.

Stock Split

On February 28, 2023, the Company announced a two-for-one stock split of its common stock, effected in the form of a 100 percent stock dividend. The common stock dividend was issued on March 27, 2023 and the Company’s common stock began trading at the split adjusted price on March 28, 2023.

Investor Conference Call

The Company will host an investor conference call today, May 4, 2023, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.monsterbevcorp.com in the “Events & Presentations” section. For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

Monster Beverage Corporation

Based in Corona, California, Monster Beverage Corporation is a holding company and conducts no operating business except through its consolidated subsidiaries. The Company’s subsidiaries develop and market energy drinks, including Monster Energy® drinks, Monster Energy Ultra® energy drinks, Juice Monster® Energy + Juice energy drinks, Java Monster® non-carbonated coffee + energy drinks, Rehab® Monster® non-carbonated energy drinks, Monster Hydro® Energy Water non-carbonated refreshment + energy drinks, Monster Hydro Super Sport® Superior Hydration non-carbonated refreshment + energy drinks, Monster Dragon Iced Tea® non-carbonated energy teas, Monster Energy® Nitro energy drinks, Reign Total Body Fuel® high performance energy drinks, Reign Inferno® thermogenic fuel high performance energy drinks, Reign Storm® Total Wellness energy drinks, True North® Pure Energy Seltzer energy drinks, NOS® energy drinks, Full Throttle® energy drinks, Burn® energy drinks, Samurai® energy drinks, Relentless® energy drinks, Mother® energy drinks, Play® and Power Play® (stylized) energy drinks, BU® energy drinks, Nalu® energy drinks, BPM® energy drinks, Gladiator® energy drinks, Ultra Energy® drinks, Live+® energy drinks, Predator® energy drinks and Fury® energy drinks. The Company’s subsidiaries also develop and market still and sparkling waters under the Monster® Tour Water™ brand name. The Company’s subsidiaries also develop and market craft beers, hard seltzers and flavored malt beverages under a number of brands, including Jai Alai® IPA, Dale’s Pale Ale®, Wild BasinTM hard seltzers, Dallas Blonde® and The Beast Unleashed™. For more information visit, www.monsterbevcorp.com.

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Monster Beverage Corporation
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Caution Concerning Forward-Looking Statements

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of the U.S. federal securities laws, as amended, regarding the expectations of management with respect to our future operating results and other future events including revenues and profitability. The Company cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein. Such risks and uncertainties include, but are not limited to, the following: the impact of rising costs and inflation on the discretionary income of our consumers, the impact of the military conflict in Ukraine, including supply chain disruptions, volatility in commodity prices, increased economic uncertainty and escalating geopolitical tensions; our extensive commercial arrangements with The Coca-Cola Company (TCCC) and, as a result, our future performance’s substantial dependence on the success of our relationship with TCCC; our ability to implement our growth strategy, including expanding our business in existing and new sectors, such as the alcoholic beverage sector; the inherent operational risks presented by the alcoholic beverage industry that may not be adequately covered by insurance or lead to litigation relating to the abuse or misuse of our products; our ability to successfully integrate CANarchy and other acquired businesses or assets; exposure to significant liabilities due to litigation, legal or regulatory proceedings; intellectual property injunctions; unanticipated litigation concerning the Company’s products; the current uncertainty and volatility in the national and global economy; changes in consumer preferences; adverse publicity surrounding obesity, alcohol consumption and other health concerns related to our products, product safety and quality, water usage, environmental impact and sustainability, human rights, our culture, workforce and labor and workplace laws; changes in demand due to both domestic and international economic conditions; activities and strategies of competitors, including the introduction of new products and competitive pricing and/or marketing of similar products; changes in the price and/or availability of raw materials; other supply issues, including the availability of products and/or suitable production facilities including limitations on co-packing availability including retort production; product distribution and placement decisions by retailers; the effects of retailer and/or bottler/distributor consolidation on our business; unilateral decisions by bottlers/distributors, buying groups, convenience chains, grocery chains, mass merchandisers, specialty chain stores, e-commerce retailers, e-commerce websites, club stores and other customers to discontinue carrying all or any of our products that they are carrying at any time, restrict the range of our products they carry, impose restrictions or limitations on the sale of our products and/or the sizes of containers for our products and/or devote less resources to the sale of our products; changes in governmental regulation; the imposition of new and/or increased excise sales and/or other taxes on our products; our ability to adapt to the changing retail landscape with the rapid growth in e-commerce retailers and e-commerce websites; criticism of energy or alcohol drinks and/or the energy or alcohol drink markets generally; changes in U.S. tax laws as a result of any legislation proposed by the current U.S. presidential administration or U.S. Congress; the impact of proposals to limit or restrict the sale of energy or alcohol drinks to minors and/or persons below a specified age and/or restrict the venues and/or the size of containers in which energy or alcohol drinks can be sold; possible recalls of our products and/or the consequences and costs of defective production; or our ability to absorb, reduce or pass on to our bottlers/distributors increases in commodity costs, including freight costs. For a more detailed discussion of these and other risks that could affect our operating results, see the Company’s reports filed with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2022. The Company’s actual results could differ materially from those contained in the forward-looking statements. The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION

FOR THE THREE-MONTHS ENDED MARCH 31, 2023 AND 2022

(In Thousands, Except Per Share Amounts) (Unaudited)

	Three-Months Ended
	March 31,
	2023	2022
Net sales¹	$1,698,930	$1,518,574

Cost of sales	801,081	741,907

Gross profit¹	897,849	776,667
Gross profit as a percentage of net sales	52.8%	51.1%

Operating expenses	412,785	377,178
Operating expenses as a percentage of net sales	24.3%	24.8%

Operating income¹	485,064	399,489
Operating income as a percentage of net sales	28.6%	26.3%

Interest and other income (expense), net	12,496	(7,300)

Income before provision for income taxes¹	497,560	392,189

Provision for income taxes	100,116	97,986
Income taxes as a percentage of income before taxes	20.1%	25.0%

Net income	$397,444	$294,203
Net income as a percentage of net sales	23.4%	19.4%

Net income per common share[3]:
Basic	$0.38	$0.28
Diluted	$0.38	$0.27

Weighted average number of shares of common stock and common stock equivalents[3]:
Basic	1,044,909	1,058,810
Diluted	1,059,069	1,071,108

Energy drink case sales (in thousands) (in 192-ounce case equivalents)	182,444	168,793
Average net sales per case[2]	$9.03	$8.87

¹Includes $9.9 million and $10.0 million for the three-months ended March 31, 2023 and 2022, respectively, related to the recognition of deferred revenue.

2Excludes Alcohol Brands segment and Other segment net sales.

3Stock Split - On February 28, 2023, the Company announced a two-for-one stock split of its common stock to be effected in the form of a 100% stock dividend. The stock dividend was issued on March 27, 2023 (the “Stock Split”). The condensed consolidated statements of income and other information have been retroactively updated to reflect the Stock Split.

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2023 AND DECEMBER 31, 2022

(In Thousands, Except Par Value) (Unaudited)

	March 31, 2023	December 31, 2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,672,660	$1,307,141
Short-term investments	1,383,028	1,362,314
Accounts receivable, net	1,190,351	1,016,203
Inventories	906,723	935,631
Prepaid expenses and other current assets	110,958	109,823
Prepaid income taxes	30,889	33,785
Total current assets	5,294,609	4,764,897

INVESTMENTS	41,152	61,443
PROPERTY AND EQUIPMENT, net	545,922	516,897
DEFERRED INCOME TAXES	177,039	177,039
GOODWILL	1,417,941	1,417,941
OTHER INTANGIBLE ASSETS, net	1,222,598	1,220,410
OTHER ASSETS	145,101	134,478
Total Assets	$8,844,362	$8,293,105

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$491,249	$444,265
Accrued liabilities	245,932	172,991
Accrued promotional allowances	308,094	255,631
Deferred revenue	44,440	43,311
Accrued compensation	42,673	72,463
Income taxes payable	55,123	13,317
Total current liabilities	1,187,511	1,001,978

DEFERRED REVENUE	219,764	223,800

OTHER LIABILITIES	41,727	42,286

STOCKHOLDERS' EQUITY[1]:
Common stock - $0.005 par value; 1,250,000 shares authorized; 1,117,392 shares issued and 1,046,616 shares outstanding as of March 31, 2023; 1,283,688 shares issued and 1,044,600 shares outstanding as of December 31, 2022	5,587	6,418
Additional paid-in capital	4,829,301	4,776,804
Retained earnings	4,706,192	9,001,173
Accumulated other comprehensive loss	(147,911)	(159,073)
Common stock in treasury, at cost; 70,776 shares and 239,088 shares as of March 31, 2023 and December 31, 2022, respectively	(1,997,809)	(6,600,281)
Total stockholders' equity	7,395,360	7,025,041
Total Liabilities and Stockholders’ Equity	$8,844,362	$8,293,105

1Stock Split - The condensed consolidated balance sheets have been retroactively updated to reflect the Stock Split.